Exhibit 99.1

June 13, 2017

Dear Shareholder:

Your company continues positive trends in growth and profitability while maintaining our commitment to enhance the well-being of the communities we serve through local investment, job creation and capital deployment. Uwharrie Capital Corp and its subsidiaries reported total assets of $563 million at March 31, 2017, an 8.6% increase over the $518 million reported for March 31, 2016. The primary source of growth during this twelve-month period was in the loan portfolio, which grew $17.8 million or 5.4%.

A further positive development in our balance sheet is reflected in the continued growth of our core deposits. Deposits grew $45.2 million or 10% during the most recent twelve months, and $14 million or 2.9% just during the first quarter of 2017. This growth in core deposits reduced the cost of funds by $75 thousand in the first quarter of 2017 when compared to the same period in 2016. As a result of the growth in loans outstanding and core deposits, the Company’s net interest margin improved by $242 thousand for the first quarter compared to the same period in 2016.

As part of our 5-Year Strategic Plan, your company has also been focused on enhancing revenue through fee income sources, which produced additional fee income of $162 thousand.

Uwharrie Capital Corp’s stock price has returned to trading above book value. Price-to-Book is a market metric commonly viewed by shareholders and analysts to determine if the market has undervalued or overvalued an equity. At the end of 2014, Uwharrie Capital stock traded at 75% of book value; at the end of 2015, the stock traded at 91% of book value; as of March 31, 2017, Uwharrie Capital stock was traded at 111% of its book value. We are happy to report as of March 31, 2017, Uwharrie Capital Corp stock was trading at $5.28 per share compared to $4.43 per share as of March 31, 2016, $0.85 per share, or a 19.2% year-over-year improvement.

At our Annual Meeting of Shareholders in May, we announced our first full-service Charlotte office on Rea Road at Stonecrest (I-485 and Rea Road) where we will offer business and consumer banking, mortgage banking and wealth management services.

We see the need in a market inundated with much larger financial service providers to fulfill a void of community banks from continued bank consolidation. We have remained independent and continue to improve our operations to remain sustainable and viable to carry out our vision.

As we expand our services into new growth markets and add new programs and products to meet our customers’ needs, we will continue to focus on our core banking, asset quality, and improving the overall return for all our stakeholders. Thank you for your investment as a shareholder. We hope you are doing business with your company and are inviting your friends and business associates to do the same. Together, we continue to make a difference as we go about building a great community banking organization that is helping to build stronger local economies, businesses, and communities.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick	/s/ Brendan P. Duffey
President and Chief Executive Officer	Chief Operating Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	March 31,	March 31,
(Amounts in thousands except share and per share data)	2017	2016

Assets
Cash and due from banks	$7,012	$5,802
Interest-earning deposits with banks	57,375	40,693
Securities available for sale	103,650	94,829
Securities held to maturity (fair value $11,853 and $12,371, respectively)	11,814	12,179
Loans held for sale	1,315	5,278
Loans held for investment	344,182	322,428
Less: Allowance for loan losses	2,677	2,810
Net loans held for investment	341,505	319,618
Interest receivable	1,599	1,548
Premises and equipment, net	14,154	14,584
Restricted stock	1,067	1,052
Bank-owned life insurance	8,450	6,792
Other real estate owned	3,428	4,944
Other assets	11,778	11,074
Total assets	$563,147	$518,393

Liabilities
Deposits:
Demand, noninterest-bearing	$118,679	$101,353
Interest checking and money market accounts	270,852	236,305
Savings accounts	44,478	40,639
Time deposits, $250,000 and over	7,478	7,945
Other time deposits	58,225	68,227
Total deposits	499,712	454,469
Interest payable	148	164
Short-term borrowed funds	2,631	3,519
Long-term debt	9,534	9,543
Other liabilities	7,112	6,530
Total liabilities	519,137	474,225

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
7,004,547 and 6,981,817 shares, respectively
Book value per share $4.77 in 2017 and $4.71 in 2016 (1)	8,756	8,727
Additional paid-in capital	12,356	12,304
Undivided profits	13,338	12,256
Accumulated other comprehensive income (loss)	(1,069)	278
Total Uwharrie Capital shareholders' equity	33,381	33,565
Noncontrolling interest	10,629	10,603
Total shareholders' equity	44,010	44,168
Total liabilities and shareholders' equity	$563,147	$518,393

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2016.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands except share and per share data)	2017	2016

Interest Income
Interest and fees on loans	$3,990	$3,898
Interest on investment securities	509	450
Interest-earning deposits with banks and federal funds sold	104	88
Total interest income	4,603	4,436

Interest Expense
Interest paid on deposits	154	214
Interest on borrowed funds	142	157
Total interest expense	296	371

Net Interest Income	4,307	4,065
Provision for (recovery of) loan losses	(59)	(58)
Net interest income after provision (recovery of)
for loan losses	4,366	4,123

Noninterest Income
Service charges on deposit accounts	289	306
Other service fees and commissions	1,197	1,128
Gain (loss) on sale of securities	-	205
Income from mortgage loan sales	871	700
Other income	286	142
Total noninterest income	2,643	2,481

Noninterest Expense
Salaries and employee benefits	3,698	3,563
Occupancy expense	304	257
Equipment expense	152	169
Data processing	182	180
Other operating expenses	1,799	1,752
Total noninterest expense	6,135	5,921

Income before income taxes	874	683
Provision for income taxes	257	173
Net Income	$617	$510

Consolidated net income	$617	$510
Less: Net income attributable to noncontrolling interest	$(146)	$(147)
Net income attributable to Uwharrie Capital	471	363
Dividends - preferred stock	-	-
Net income available to common shareholders	$471	$363
Net Income Per Common Share (1)
Basic	$0.07	$0.05
Assuming dilution	$0.07	$0.05
Weighted Average Common Shares Outstanding (1)
Basic	7,045,090	7,122,677
Assuming dilution	7,045,730	7,122,677

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